Exhibit 10.11


                          STANDARD CONNECTION AGREEMENT
                          Standard Terms of Connection


A. The electricity you receive from your electricity supplier will be delivered using the distribution network run by your local network operator. To receive a supply of electricity you require both: . a connection agreement with your local network operator to maintain the connection of your premises to the network; and
 . a supply contract with your electricity supplier.

B.Your electricity supplier has been appointed as the agent of your local network operator to obtain a connection agreement with you on these standard terms. When you enter into your electricity supply contract, you are also entering into this connection agreement with your local network operator.

1.Interpretation: In this agreement the terms "we", "our" and "local network operator" mean, for each connection to a network through which you are supplied under your electricity supply contract, the public electricity supplier which owns or operates that network.

2.Existing Terms:Any existing terms applying to your connection to our network (except for our tariff terms or another standard connection agreement) will apply instead of this agreement to the extent that they are inconsistent with this agreement.

3.Duration of this connection agreement:This agreement takes effect from the time that your electricity supply contract takes effect and will continue (even if your electricity supply contract ends) until it ends under Clause 11 below.

4.Connection to our network: Your premises will remain connected to our network in accordance with the provisions of the Electricity Act 1989, any other legal requirements that apply from time to time, and the terms of this agreement.

5.Network constraints: Our obligations under this agreement are subject to the maximum capacity and any other design features of your connection. In accordance with existing legal rules, you must contact us in advance if you propose to make any significant change to your connection, electric lines or electrical equipment, install or operate generating equipment or do anything else that could effect our network or require alterations to your connection.

6.Delivery of electricity: We do not guarantee that we will deliver electricity through our network at all times or that electricity delivered through our network will be free of brief variations in voltage or frequency.

7.Cutting off your supply: We may cut off your supply of electricity to your connection where we are entitled to do so under general law. We may also cut off your supply of electricity where we are required to do so under your electricity supply contract or the electricity industry arrangements under which we operate.

8.If something goes wrong: If we fail to comply with any terms of this agreement, or are negligent, you may be entitled under the general law to recover compensation from us for any loss you have suffered. However, we will not be required to compensate you for loss caused by anything beyond our reasonable control, or for any indirect, consequential, economic or financial loss (including loss of revenue, profit or opportunity, wasted expenses or loss of contract or goodwill), other than where you are entitled to recover compensation for such loss under the general law in relation to death or personal injury.

9.Business customers:If the electricity supplied to your premises is used wholly or mainly for business purposes, each of us will be liable to the other in accordance with the limitations in Clause 8 and up to a maximum of (pound)100,000 per calendar year.

10.Changing this connection agreement: The terms of this connection agreement will be changed automatically to incorporate any changes which are approved by the Director General of Electricity Supply. Any change which is approved will be announced in at least three national daily newspapers and will take effect from the date stated in those announcements.

Either of us may ask the other to accept a change to any part of this agreement at any time if either believes the change is needed because of the nature of your connection or because this agreement is no longer appropriate. (It is unlikely that we will propose any changes unless your connection is at high voltage, you have generating equipment or there are other special features.) If a change is proposed under this clause, and cannot be agreed between us within 28 days, either of us may ask the Director General of Electricity Supply to decide whether or not the change should be made.

11.Ending this connection agreement:This agreement will end in relation to a connection when one of the following occurs: . you begin to take your electricity supply through that connection from us on our tariff terms: . you permanently stop having electricity delivered through that connection.
 . you no longer either own or occupy the premises at which the connection is situated; or . any circumstances arise which legally entitle us to cut off your electricity supplyto that connection and we write to you advising you that this agreement is ended.

The ending of this agreement will not effect any rights, remedies or obligations which may have come into being under this agreement and Clauses 8 and 9 will continue to apply to those rights, remedies and obligations.

12.Transferring this connection agreement: You are not entitled to transfer this agreement to another person without our consent.

13.Providing information:You must provide us with any information we request in relation to the nature, or use by you, of electrical equipment on your premises. We will only ask for information that we need in relation to this agreement or the Distribution Code that applies under our Public Electricity Supply Licence.